EXHIBIT 99.1

                          NEWS RELEASE
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707 Crossroads Court                         Daryle A. Lovett
Vandalia, OH  45377                          Executive Vice President and Chief
                                             Financial Officer



                              EVENFLO COMPANY, INC.

                              Evenflo Reports Results for
                              Year Ended December 31, 2000

VANDALIA, OHIO, APRIL 2, 2001 - Evenflo Company, Inc. (the "Company") today released its financial results for the fourth quarter and year ended December 31, 2000.

Richard W. Frank, Evenflo's, Chairman and CEO, commenting on the year said, "We are disappointed in the shortfall in our results for 2000 versus prior year. There were several factors contributing to our performance. First, we experienced significant ramp-up problems in our supply chain and manufacturing which delayed accumulation of new product inventories so that we were not able to ship as much new product in the fourth quarter as was ordered by retailers. Second, the cost reductions we expected from initiatives to improve our supply chain did not come in on time. Finally, the slowdown in the economy caused our major retailers to cut their inventory growth and cancel orders for our products. This all contributed to Evenflo having higher year end inventories than anticipated."

"We were pleased and encouraged however, by the fourth quarter and full year revenue growth vs. year ago. We are hopeful that the economy will begin to improve and we look forward to the positive impact of our new products introductions and product development efforts which should help us in the second half of 2001."

EBITDA (earnings before interest expense, income taxes, depreciation, amortization, and extraordinary items,) for the fourth quarter ending December 31, 2000 were $1.8 million, compared to $3.5 million recorded in the fourth quarter of 1999. For the year ending December 31, 2000 EBITDA was $20.8 million versus $26.1 million for the same period in 1999.

Net sales for the fourth quarter ending December 31, 2000 were $86.6 million, a $7.7 million or 9.8% increase from the $78.9 million for the prior year quarter ending December 31, 1999. The Company's year 2000 net sales of $351.3 million compare to $343.6 million in 1999. U.S. net sales of $76.0 million for the fourth quarter increased $8.1 million or 11.9% from the prior year fourth quarter of $67.9 million. U.S. net sales of $305.7 million, for year 2000, increased $6.2 million or 2.1% from year 1999 of $299.5 million. International net sales decreased 3.6% to $10.5 million in the fourth quarter 2000 from $10.9 million for the 1999 fourth quarter. In 2000, international sales increased by $1.5 million, or 3.4% to $45.6 million from $44.1 million for 1999. For the year 2000, the international net sales increase traces to Canada and Mexico, partially offset by lower sales in Asia and Europe.


                                    1.

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The Company's gross profit for the latest three months was $18.9 million, this was equal to 1999's gross profit for the comparable period. As a percentage of net sales, gross profit decreased to 21.8% in the fourth quarter 2000 from 24.0% in the fourth quarter of 1999. For 2000, gross profit decreased to $78.3 million from $81.4 million for 1999. As a percentage of net sales, gross profit decreased to 22.3% in 2000 from 23.7% in 1999. The margin decrease was due to unfavorable manufacturing variances, and a lower gross profit mix due to reductions in feeding products. The unfavorable manufacturing variance is primarily the result of the Company incurring increased freight and expediting charges to meet customer demand for certain products.

Evenflo's selling, general and administrative (SG&A) expenses increased to $20.6 million for the three months ending December 31, 2000 versus $19.1 million in the three months ending December 31, 1999. Fourth quarter 2000 SG&A expenses increased over the same period in 1999 primarily for customer marketing promotional costs. For year 2000 SG&A expenses were $73.4 million compared to $71.7 million in 1999. In year 2000, increased product development and engineering and customer marketing promotional cost expenses resulted in total SG&A expenses being higher than year 1999.

Interest expense in the fourth quarter 2000 increased to $4.8 million from $4.3 million recorded in the fourth quarter 1999. For the year ended December 31, 2000 interest expense was $18.4 million versus $16.7 million in the year ended December 31, 1999.

During the year ending December 31, 2000, the company used $14.8 million in cash before financing activities. For the same period in 1999 the Company used $13.8 million in cash before financing activities. For year 2000, operating activities used $7.3 million and the Company invested $7.5 million in capital expenditures primarily for new product development.

For the period commencing with the year end 2000, the Company and the syndicate of financial institutions under the revolving credit facility agreed to amend certain financial covenants included in the revolving credit facility. The amendment (i) modified financial covenants relating to a interest coverage and a leverage, (ii) imposed limits on the Company's ability to make capital expenditures, (iii) required the Company to pledge certain additional assets,
(iv) modified certain other sections of the revolving credit facility to tighten the covenants on the Company and (v) further increased the additional margin on the "eurodollar rate" and the "base rate" interest calculation.

Certain matters discussed in this press release contain forward-looking statements based on the Company's current expectations and estimates as to prospective events about which the Company can give no firm assurance. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of the factors set forth in filings with the Securities and Exchange Commission. See Evenflo's cautionary statement relating to forward looking statements filed on our Current Report on Form 10-K dated April 2, 2001.


                                      2.

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Evenflo will have its quarterly conference call on Wednesday, April 4, 2001 starting at 1 p.m. Eastern Time. The teleconference dial-in number is
(800)-553-5260. The call will also be available for replay beginning at 7:30 p.m. Eastern Time, Wednesday April 4, 2001 until Monday, April 9, 2001 at 7:30 p.m. Replay numbers is: USA (800)-475-6701, Access Code: 580413.

Evenflo is one of the world's most recognized innovators and marketers of infant and juvenile products. Headquartered in Vandalia, Ohio, its lines include car seats, strollers, baby bottles, infant soft and frame carriers, pacifiers, gates, high chairs, activity centers, swings and cribs.

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                          "World's Best Baby Care"



                                      3.

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
EVENFLO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND  2000                                 (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            DECEMBER 31,         DECEMBER 31,
ASSETS                                                                          1999                2000
------                                                                      ------------         ------------
CURRENT ASSETS:
Cash                                                                          $  3,110             $ 26,739
Receivables, less allowance of $ 1,050 and $701                                 70,772               74,378
Inventories                                                                     63,896               70,252
Deferred income taxes                                                            8,066                3,980
Prepaid expenses                                                                   654                1,532
                                                                              --------             --------
    TOTAL CURRENT ASSETS                                                       146,498              176,881

Property, plant and equipment                                                  126,246              133,289
Accumulated depreciation                                                       (61,823)             (75,697)
                                                                              --------             --------
Property, plant and equipment, net                                              64,423               57,592
Intangible assets, net                                                          44,779               43,230
Deferred income taxes                                                           14,429               24,066
Other                                                                            6,494                5,856
                                                                              --------             --------

    TOTAL ASSETS                                                              $276,623             $307,625
                                                                              ========             ========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                               $29,706             $ 38,469
Bankers acceptances and letters of credit                                       18,431               18,837
Accrued expenses                                                                32,068               25,057
                                                                              --------             --------
    TOTAL CURRENT LIABILITIES                                                   80,205               82,363

Senior notes                                                                   110,000              110,000
Revolving credit loans                                                          20,500               57,900
Pension and post-retirement benefits                                             5,742                6,258
                                                                              --------             --------
    TOTAL LIABILITIES                                                          216,447              256,521

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value, 10,000,000 shares authorized,
  400,000 shares outstanding (liquidation value, $40,000,000)                   40,000               40,000
Common Stock:
  Class A, $1 par value, 20,000,000 shares authorized;
           10,000,000 shares outstanding                                        10,000               10,213
  Class B, $1 par value, 5,000,000 shares authorized;
           none outstanding                                                          0                    0
Paid-in capital                                                                 61,387               62,241
Retained earnings (deficit)                                                    (47,161)             (56,669)
Accumulated other comprehensive earnings (loss)-currency
  translation adjustments                                                       (4,050)              (4,681)
                                                                              --------             --------
    TOTAL SHAREHOLDERS' EQUITY                                                  60,176               51,104

                                                                              --------             --------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $276,623             $307,625
                                                                              ========             ========

See Form 10-K filing for Notes to Consolidated Financial Statements.

                                            4.

EVENFLO COMPANY, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS (LOSS)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 1999 AND 2000 (DOLLAR AMOUNTS IN THOUSANDS)
-----------------------------------------------------------------------------------------------------------------------------------
                                                               THREE MONTHS ENDED                       TWELVE MONTHS ENDED
                                                                   DECEMBER 31                              DECEMBER 31
                                                           ----------------------------            ----------------------------
                                                             1999                2000                1999                2000
                                                           --------            --------            --------            --------
NET SALES                                                  $ 78,853            $ 86,576            $343,588            $351,318

  Cost of sales                                              59,920              67,594             262,215             273,059
                                                           --------            --------            --------            --------

GROSS PROFIT                                                 18,933              18,982              81,373              78,259

  Selling, general & administrative expenses                 19,075              20,554              71,693              73,386
                                                           --------            --------            --------            --------

INCOME FROM OPERATIONS                                         (142)             (1,572)              9,680               4,873

  Interest expense, net                                       4,279               4,767              16,696              18,432
  Currency (gain) loss, net                                     184                 151                (357)                757
                                                           --------            --------            --------            --------

EARNINGS (LOSS) BEFORE INCOME TAXES                          (4,605)             (6,490)             (6,659)            (14,316)

  Income tax benefit                                           (858)             (1,258)             (2,329)             (4,808)
                                                           --------            --------            --------            --------
NET EARNINGS (LOSS)                                        $ (3,747)           $ (5,232)           $ (4,330)           $ (9,508)
                                                           ========            ========            ========            ========

See Form 10-K filing for Notes to Consolidated Financial Statements.

                                                      5.

EVENFLO COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999 AND 2000                 (DOLLAR AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------------------------------
                                                                            DECEMBER 31,    DECEMBER 31,
                                                                               1999             2000
                                                                             ---------        --------
INCREASE (DECREASE) IN CASH
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                     $ (4,330)        $(9,508)
Adjustments to reconcile net loss to net cash provided (used)
   by operating activities:
      Depreciation                                                             13,817          14,226
      Intangibles amortization                                                  1,550           1,549
      Deferred income taxes                                                    (3,027)         (5,551)
      Deferred financing cost amortization                                        750             569
      Other                                                                         0               0
      Change in working capital components:
           Receivables                                                          8,833          (3,606)
           Inventories                                                        (11,354)         (6,356)
           Current liabilities                                                 (8,432)          2,158
           Other, including currency translation adjustment                     1,707            (826)
                                                                             ---------        --------
              NET CASH PROVIDED (USED) IN OPERATING ACTIVITIES                   (486)         (7,345)
NET CASH USED IN INVESTING ACTIVITIES - CAPITAL EXPENDITURES                  (13,301)         (7,493)
                                                                             ---------        --------
NET CASH PROVIDED BY FINANCING ACTIVITIES - BORROWINGS FROM
           REVOLVING CREDIT FACILITY                                           12,700          37,400
                                                                             ---------        --------
PROCEEDS FROM THE SALE OF COMMON STOCK                                              0           1,067
CASH -         NET CHANGE                                                      (1,087)         23,629
               beginning of period                                              4,197           3,110
                                                                             ---------        --------
               end of period                                                   $3,110         $26,739
                                                                             =========        ========
SUPPLEMENTAL CASH FLOW DATA
Interest paid                                                                  16,344          18,239
Income taxes paid                                                                 698             743

See Form 10-K filing for Notes to Consolidated Financial Statements.


                                               6.